NEWS FROM
Petroleum Development Corporation

FOR IMMEDIATE RELEASE
May 20, 2010

Petroleum Development Corporation Announces Acquisition in Wolfberry Oil Play:
Company Trades Fully Developed Shallow Michigan Gas Assets plus Cash for High-Growth Wolfberry Permian Basin Oil Assets

DENVER, CO, May 20, 2010: Petroleum Development Corporation (“PDC” or the “Company”) (NASDAQ:PETD) today announced it has signed an agreement with a private company (the “Seller”) to acquire various producing assets located primarily in the Wolfberry oil trend in West Texas for $45 million in cash and PDC’s producing Michigan Gas assets valued by the Seller at $30 million.

Key Highlights of the Transaction:

•	The Company enters the oil and liquid-rich gas Wolfberry trend by acquiring assets in West Texas. All assets acquired will be operated by PDC.

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The Permian Basin assets include 72 wells on approximately 8,300 net acres located primarily in Midland, Ector, Martin and Andrews counties, and over 120 identified Wolfberry oil drilling locations on 40-acre spacing.

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The Company expects the assets will add approximately 8.5 million barrels of oil equivalent (“Boe”) in proved plus probable (2P) reserves.  The 2P reserves are estimated to be over 70% crude oil and include 85 of the 120 identified Wolfberry drilling locations.  The percentage of PUD versus probable reserves will be finalized later this year.

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PDC expects the transaction to add an average of approximately 900 Boe/d during the next twelve months.  These assets are expected to provide the Company with multi-year production growth in the Permian Basin.

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In addition to the drilling locations in the Wolfberry trend (Spraberry, Dean and Wolfcamp), the assets contain multiple oil producing zones including the Ellenberger, Strawn and Fusselman, where PDC plans to pursue several low cost recompletions and production optimization projects. PDC plans to initiate a one rig drilling program in the Wolfberry trend during the fourth quarter 2010.

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The cash portion of the acquisition will be funded with a drawing from the Company’s revolving credit facility.  The acquisition is projected to be cash flow accretive and will be accounted for as a like kind exchange to optimize tax efficiency.

•	The effective date of the transaction is May 1, 2010, and the closing date is projected to be July 30, 2010.

Richard W. McCullough, Chairman and Chief Executive Officer, stated, “We are very pleased with this acquisition which complements our existing asset portfolio due to its high oil and natural gas liquids content.  Additionally, we believe we will be able to deliver strong production growth from this Wolfberry trend acquisition as it has many operational similarities to our Wattenberg Field assets.  The transaction provides us the opportunity to exchange developed non-strategic shallow Michigan producing gas assets for a foothold in the prolific Permian Basin through the high-growth Wolfberry trend.  This strategic acquisition fits our long-term objective of expanding our project inventory in new geographic areas.  We will incorporate the operational and financial impact of this transaction in our 2010 updated guidance to be provided at our July 15, 2010 Analyst Day in Denver.”

About Petroleum Development Corporation
Petroleum Development Corporation is an independent energy company engaged in the development, production and marketing of natural gas and oil. Its operations are focused in the Rocky Mountains with additional operations in the Appalachian and Michigan Basins. PDC is included in the S&P SmallCap 600 Index and the Russell 3000 Index of Companies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

These statements are based on certain assumptions and analyses made by Management in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances.  However, whether actual results and developments will conform with Management’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Petroleum Development Corporation; actions by competitors; changes in laws or regulations; and other factors, many of which are beyond the control of Petroleum Development Corporation.

You are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied, as more fully discussed in our safe harbor statements found in our SEC filings, including, without limitation, the discussion under the heading “Risk Factors” in the Company’s 2009 annual report on Form 10-K and in subsequent Form 10-Qs.  All forward-looking statements are based on information available to Management on this date and Petroleum Development Corporation assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

The SEC permits oil and gas companies to disclose in their filings with the SEC proved reserves, probable reserves and possible reserves.  SEC regulations define “proved reserves” as those quantities of oil or gas which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible in future years from known reservoirs under existing economic conditions, operating methods and government regulations; “probable reserves” as unproved reserves which, together with proved reserves, are as likely as not to be recovered; and “possible reserves” as unproved reserves which are less certain to be recovered than probable reserves.  Estimates of probable and possible reserves which may potentially be recoverable through additional drilling or recovery techniques are by nature more uncertain than estimates of proved reserves and accordingly are subject to substantially greater risk of not actually being realized by the Company.  In addition, the Company’s reserves and production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

Further, we urge you to carefully review and consider the cautionary statements made in this release, PDC’s annual report on Form 10-K for the year ended December 31, 2009, and other filings with the Securities and Exchange Commission (“SEC”) and public disclosures.  The Company cautions you not to place undue reliance on forward-looking statements, which speak only as of the date of this report.  PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this report or currently unknown facts or conditions or the occurrence of unanticipated events.

CONTACT: Marti Dowling, Manager Investor Relations, 303.831.3926, ir@petd.com

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1775 Sherman Street • Suite 3000 • Denver, Colorado • 80203-4341 • Phone: 303/860-5800
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